Exhibit 99
[Medtronic Logo]                                    NEWS RELEASE


Medtronic, Inc.                                     Contact:
7000 Central Avenue, N.E.
Minneapolis, Minnesota 55432-3576
Telephone:  (612) 574-4000                          Dale Beumer
                                                    Investor Relations
                                                    612/574-3038

                                                    Dick Reid
                                                    Public Relations
                                                    612/574-3052
FOR IMMEDIATE RELEASE

               MEDTRONIC POSTS 49 PERCENT INCREASE IN NET EARNINGS ON 24.5 PERCENT GROWTH IN REVENUES FOR FISCAL 1996

     MINNEAPOLIS, MN, May 23, 1996 -- Medtronic, Inc. (NYSE: MDT), today reported net earnings of $437.8 million for the year ended April 30, 1996, on revenues of $2,169.1 million. This reflects a 49 percent increase in net earnings from last year's $294.0 million and a 24.5 percent increase in revenues from last year's $1.7 billion.

     On a constant currency basis, fiscal 1996 revenues increased 23.2 percent. Earnings per share were $1.88, a 47 percent increase over the $1.28 recorded for fiscal 1995.

     Fiscal 1996 marked Medtronic's eleventh consecutive year of increases in both revenues and earnings, which have been uninterrupted by one-time writeoffs. Since 1985, Medtronic's revenues and net earnings per share have increased at compound annual growth rates of 17.4 percent and 26.2 percent, respectively.

     Net earnings in the fourth quarter were $125.4 million, or $.54 share, an increase of 43 percent over earnings in the comparable period a year ago. It was the eighth consecutive quarter in which Medtronic earnings grew by more than 20 percent. Quarterly revenues reached a record $596.1 million, an increase of 15.4 percent. Sales were up 18 percent after adjusting for the negative effects of foreign currency translation which reduced revenues by $13.8 million.

     "Medtronic had an outstanding year," said William W. George, president and chief executive officer. Noting that the company had gone from $1 billion in revenue five years ago to surpass the $2 billion milestone in fiscal 1996, George credited "advanced, market-leading products and rapid acceptance by physicians seeking the best and most cost-effective therapeutic solutions for their patients."

     Pacemaker product lines, led by Thera(R) i-series(TM) devices and CapSure(R) Z and CapSureFix(R) pacing leads, turned in their eighth consecutive quarter of double-digit percentage unit growth driven by broadening medical indications for pacemaker use and increasing market share.

     Three Medtronic business areas -- tachyarrhythmia, vascular, and neurological -- reported growth rates of nearly 40 percent in the quarter. On a constant currency basis, revenues from implantable defibrillators and related devices were up 39 percent as sales of the Jewel(R) Active Can(TM) models continued strong. Interventional vascular sales rose 38 percent, primarily on momentum of the Medtronic Wiktor(R) coronary stent in Europe and Japan. In the Neurological sector, revenues increased 37 percent. Medtronic PS Medical and Medtronic Micro Interventional Systems, both acquired in November, 1995, made revenue contributions along with the Itrel(R) 3 spinal cord stimulation system and the SynchroMed(R) implantable drug infusion system which continued to show solid sales gains. Sales in the Cardiac Surgery sector were highlighted by strong performance in the tissue heart valve and cannulae product lines but cardiopulmonary product sales and overall sector revenues were flat.

     Medtronic said that its acquisitions of Synectics Medical AB and AneuRx, Inc., had been completed and that it expects to complete the acquisition of InStent Inc. in early July. One-time costs related to acquisition activities were recognized in the quarter.

     "These innovative organizations add new growth platforms that will play an important role in fueling Medtronic's progress over the next decade," George said.

     Medtronic, Inc. headquartered in Minneapolis, is the world's leading medical technology company, specializing in implantable and invasive therapies. Its Internet address is http://www.medtronic.com.

                             - tabulation follows -

                                 MEDTRONIC, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                                   (Unaudited)


                                         Three months ended                                Fiscal year ended
                            --------------------------------------------------  --------------------------------------------
                                  April 30,                      April 30,       April 30,                      April 30,
                                     1996                           1995           1996                           1995
                            -------------------            -------------------  ----------------            -----------------
                                                           (in thousands, except per share data)



Net sales                       $    596,103                $   516,722           $  2,169,114               $ 1,742,392

Costs and expenses:
   Cost of products sold              149,873                   156,735                589,710                   540,080
   Research and development
      expense                          68,814                    55,460                236,684                   191,351
   Selling, general, and
      administrative expense          192,631                   176,148                695,550                   574,624
   Interest expense                     2,239                     2,242                  7,960                     9,007
   Interest income                     (8,910)                   (5,925)               (29,193)                  (14,775)
                                 -------------------       -------------------   -------------------      -------------------
      Total costs and expenses        404,647                    384,660             1,500,711                 1,300,287
                                 -------------------       -------------------   -------------------      -------------------

Earnings before income taxes          191,456                    132,062               668,403                   442,105

Provision for income taxes             66,052                     44,241               230,599                   148,105
                                 -------------------       -------------------   -------------------      -------------------
Net earnings                       $  125,404        $            87,821          $    437,804               $   294,000
                                 ===================       ===================   ===================      ===================
Weighted average shares
  outstanding                        234,174                     230,882               233,157                   230,480

Net earnings per share             $    0.54                  $     0.38          $       1.88               $      1.28
                                 ===================       ===================   ===================      ===================

     The first two quarters of FY96 have been restated to reflect the November 1995 acquisition of Micro Interventional Systems, Inc. which was accounted for as a pooling of interests. Prior years activity has not been restated as the impact of the business combination in prior years is not considered material and restatement is therefore not required.